EXHIBIT 99.1

7961 Shaffer Parkway Suite 5 Littleton, CO 80127 Phone: 720-981-1185 Fax: 720-981-1186
Trading Symbol: VGZ Toronto and NYSE MKT Stock Exchanges

__________________ NEWS _________________

Vista Gold Corp. Announces Second Quarter 2014 Results

Denver, Colorado, August 1, 2014 - Vista Gold Corp. (the “Company,” “we” or “our”) (NYSE MKT and TSX: VGZ) today announced its unaudited financial results and highlights for the second quarter ended June 30, 2014.  The Company’s unaudited financial statements, Management’s Discussion and Analysis together with other important disclosures can be found in the Company’s  Quarterly Report on Form 10-Q, filed with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities.

Frederick H. Earnest, President and Chief Executive Officer, commented, “We remain focused on cash management and ensuring our long-term liquidity.  We spent under $2.0 million during the quarter, as forecasted, and I believe that we are on track to continue this trend through the remainder of the year.  I am also pleased with the progress we are making with respect to the environmental impact statement for our Mt Todd gold project, which we believe remains on track for approval in Q3 of 2014.    We anticipate holding our customary quarterly conference call once we have received approval of the Mt Todd environmental impact statement.”

Summary of Second Quarter 2014 Financial Results

We reported a net loss of $2.9 million or $0.04 per share for the three months ended June 30, 2014.  This includes an unrealized $0.6 million mark-to-market loss on our investment in Midas Gold Corp. (“Midas”).  During the three months ended June 30, 2013, we reported net loss of $21.2 million, or $0.26 per share. The 2013 results included a $18.5 million unrealized loss on our investment in Midas.

Expenditures for exploration and property holding costs, principally at our Mt Todd gold project,  totaled $1.0 million for the three months ended June 30, 2014, down approximately 83% from $5.9 million for the same period in 2013 when costs included cash intensive programs such as the prefeasibility study and preparation of the final environmental impact statement for the Mt Todd gold project.  In addition, several cost cutting measures were introduced at Mt Todd during the latter half of 2013, and we continue to identify and implement cost cutting measures at the Mt Todd gold project.

Corporate cost reduction measures have also successfully been implemented.  Corporate general and administrative costs totaled $1.1 million for the three months ended June 30, 2014, down from $1.2 million for the same period in 2013.

Our working capital at March 31, 2014 totaled approximately $14.2 million, including cash of approximately $5.7 million. The Company has no debt.

To review the Company’s  Quarterly Report on Form 10-Q for the three months ended June 30, 2014, including the related Management’s Discussion and Analysis, visit any of the following websites: www.sedar.com,  www.sec.gov or www.vistagold.com.

All dollar amounts in this press release are U.S. dollars.

About Vista Gold Corp.

Vista’s principal asset is its flagship Mt Todd gold project in Northern Territory, Australia.  We also hold 11.2%  of the outstanding common shares of Midas,  non-core projects in Mexico and the United States and royalty interests in projects in Bolivia and Indonesia.  For more information about our projects, including technical studies and resource estimates, please visit our website at www.vistagold.com.

For further information, please contact Connie Martinez at (720) 981-1185.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933, as amended, and U.S. Securities Exchange Act of 1934, as amended, and forward-looking information within the meaning of Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as, our expectation that the trend with respect to the Company’s cash management will continue through the remainder of the year,  our belief that the environmental impact statement for our Mt Todd gold project remains on track for approval in Q3 of 2014, our expectation with respect to the timing and occurrence of our customary quarterly conference call, our ability to continue to identify and implement cost cutting measures at the Mt Todd gold project, and other such matters are forward-looking statements and forward-looking information.  The material factors and assumptions used to develop the forward-looking statements and forward-looking information contained in this press release include the following: our approved business plans, exploration and assay results, mineral resource and reserve estimates and results of preliminary economic assessments, pre-feasibility studies and feasibility studies on our projects, if any.  When used in this press release, the words “optimistic,” “potential,” “indicate,” “expect,”  “intend,” “hopes,” “believe,” “may,” “will,” “if,” “anticipate,” and similar expressions are intended to identify forward-looking statements and forward-looking information.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such statements.  Such factors include, among others, uncertainty of resource and reserve estimates, uncertainty as to the Company’s future operating costs and ability to raise capital; risks relating to cost increases for capital and operating costs; risks of shortages and fluctuating costs of equipment or supplies; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; potential effects on our operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; as well as those factors discussed under the headings “Note Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s latest Annual Report on Form 10-K as filed on March 17, 2014 and other documents filed with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities.  Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause results not to be as anticipated, estimated or intended.  Except as required by law, we assume no obligation to publicly update any forward-looking statements or forward-looking information; whether as a result of new information, future events or otherwise.